EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Petroleum Development Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 related to the registration of shares for the 1997 Employee Incentive Stock Option Plan of Petroleum Development Corporation under the Securities Act of 1933 of our audit report dated February 25, 2003, relating to the consolidated balance sheets of Petroleum Development Corporation and subsidiaries as of December 31, 2002 and 2001, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 which report appears in the December 31, 2002 annual report on Form 10-K of Petroleum Development Corporation, incorporated by reference herein.

/s/ KPMG LLP

KPMG LLP

Pittsburgh, Pennsylvania

January 9, 2004